FS Credit Opportunities Corp. 8-K

Exhibit 99.1

FS Credit Opportunities Corp. Preparing to List on the New York Stock Exchange on November 14, 2022

PHILADELPHIA, November 9, 2022 – FS Credit Opportunities Corp. (“FSCO”) is preparing to list its shares of common stock on the New York Stock Exchange (“NYSE”) and commence trading on November 14, 2022 under the ticker symbol “FSCO” (the “Listing”).

FSCO will rank as one of the largest credit-focused closed-end funds by asset size in the market, offer an attractive dividend yield, and employ a differentiated strategy by investing in both public and private credit.

Head of Liquid Credit and Special Situations at FS Investments and Portfolio Manager for FSCO, Andrew Beckman, commented, "For investors, FSCO offers diversified exposure to credit and income, and for borrowers, we provide a flexible credit solution for today’s complex and changing markets." Beckman added, "We are excited to bring FSCO to the NYSE."

The Listing and its timing are subject to change, depending on market dynamics and other factors. There can be no assurance FSCO will be able to complete the Listing in the expected timeframe, or at all.

About FS Investments

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth, and focuses on setting industry standards for investor protection, education and transparency. FS Investments is headquartered in Philadelphia, PA with offices in New York, NY, Orlando, FL and Leawood, KS.

Contact Information:

Investor Relations
Robert Paun
robert.paun@fsinvestments.com

Media
Sarah McAssey
media@fsinvestments.com

Ryan McDougald / Elizabeth Lake

FGS Global

FSInvestments-SVC@sardverb.com

Forward-Looking Statements

Statements included herein may constitute “forward-looking” statements as that term is defined in Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including statements with regard to future events or the future performance or operations of the Company. Words such as “intends,” “will,” “expects,” and “may” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. Factors that could cause actual results to differ materially include changes in the economy, geopolitical risks, risks associated with possible disruption to the Company’s operations or the economy generally due to hostilities, terrorism, natural disasters or pandemics such as COVID-19, future changes in laws or regulations and conditions in the Company’s operating area, unexpected costs, the ability of the Company to complete the listing, the price at which the Company’s shares of common stock may trade on the New York Stock Exchange and such other factors that are disclosed in the Company’s filings with the Securities and Exchange Commission. The inclusion of forward-looking statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. Any forward-looking statements speak only as of the date of this communication. Except as required by federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on any of these forward-looking statements.